CSB BANCORP, INC.

LIMITED POWER OF ATTORNEY FOR SECTION 16 REPORTS

The undersigned, in her capacity as a person required to file reports pursuant to Section 16 (a) of the Securities Exchange Act of 1934 (the "Exchange Act"),
hereby appoints Margaret L. Conn and Andrea R. Miley, and each of them individually, as her true and lawful  attorney-in-fact and agent, with full power of substitution, to execute her name, place, and stead and to file with the Securities and Exchange Commission any report, which the undersigned is required to file under Section 16 with respect to her beneficial ownership of securities of CSB Bancorp, Inc., an Ohio corporation, or any amendment to any such report.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of the 25th day of January 2018.

/s/ Vikki G. Briggs, Director

Witnessed this 25th day of January, 2018

/s/ Melanie S. Raber
Notary Public, State of Ohio]
My Commission Expires
February 23, 2019